Exhibit 99.1

Alliqua BioMedical, Inc. Reports Second Quarter and Six Months Fiscal Year 2016 Financial Results

Revenue Growth from Continuing Operations of 80% year-over-year; Gross Margin Increases to 64%

YARDLEY, Pa., August 9, 2016 (GLOBE NEWSWIRE) – Alliqua BioMedical, Inc. (Nasdaq: ALQA) ("Alliqua" or "the Company"), a provider of advanced wound care products, today announced financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 Financial Summary:

•	Total revenue of $5.5 million, up 75% year-over-year, compared to revenue of $3.1 million in the second quarter of 2015. Revenue from continuing operations increased 80% year-over-year to $4.5 million. Total revenue from continuing operations and product revenue from continuing operations exclude $1.0 million of sales, recognized during the period and included in discontinued operations following the sale of the Company’s sorbion product franchise announced on July 7, 2016. Organic total revenue growth was 14% year-over-year.
•	Product revenue from continuing operations increased 82% year-over-year to $3.7 million.
•	Gross margin was 64%, compared to 52% in the same period last year and 60% in the first quarter of fiscal year 2016. Gross margin on product revenue was approximately 77%, unchanged from last year.
•	The Company entered into a definitive agreement with BSN medical, Inc. (“BSN”) for the sale of Alliqua’s exclusive distribution rights for sorbion® sachet® and sorbion® sana primary dressings in the United States, Canada and Latin America. Under the terms and conditions of the agreement, Alliqua is entitled to total consideration of $4.1 million from BSN for the exclusive distribution rights and unsold inventory, of which $3.5 million has been received subsequent to June 30, 2016. The Company recorded an after tax gain of $3.3 million in connection with this transaction.

Second Quarter 2016 Operating Highlights:

•	In April, the Company presented new cytokine profile data at the Spring 2016 Symposium on Advanced Wound Care (“SAWC”) in Atlanta, Georgia. The cytokine profile data, which came from analyses of wound fluid and tissue biopsies taken from venous leg ulcers, indicate that there is an anti-inflammatory effect from MIST Therapy®. The Company also sponsored two symposia at the event, featuring products from Alliqua’s advanced wound care portfolio, including MIST Therapy, Biovance® and TheraBond® 3D.

"During the second quarter, we were pleased to achieve strong total revenue growth, led by contributions from our MIST Therapy franchise acquired from Celleration in May 2015, record quarterly sales of our Biovance Human Amniotic Membrane Allograft, and high levels of demand from our contract manufacturing customers,” said David Johnson, Chief Executive Officer of Alliqua. “In addition to our sales performance, we were able to lay the groundwork for our continued focus on regenerative technologies by securing important growth capital through the sale of our rights to the sorbion franchise, and by progressing towards the commercial launch of our Interfyl™ Human Connective Tissue Matrix.”

"Entering the second half of the year, we look forward to providing updates on our continued progress, as we remain focused on delivering superior regenerative healing technologies to our customers and creating value for our shareholders.”

Second Quarter 2016 Results:

Alliqua BioMedical, Inc. and Subsidiaries

Revenue Summary*

	Three Months Ended				Six Months Ended
($, Thousands)	June 30,		Increase / Decrease		June 30,		Increase / Decrease
	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change
Products	$3,658	$2,005	$1,653	82%	$7,062	$2,930	$4,132	141%
Contract Manufacturing	$809	$483	$326	67%	$1,362	$1,119	$243	22%
Total Revenue, net	$4,467	$2,488	$1,979	80%	$8,424	$4,049	$4,375	108%

*Revenue summary reflects the Company's continued operations, and therefore excludes approximately $1.0 million and $1.7 million of sorbion revenue recognized during the three and six months ended June 30, 2016, and $648 thousand and $1.2 million of sorbion revenue recognized during the three and six months ended June 30, 2015, respectively, that is included in discontinued operations.

Total revenue for the second quarter of 2016 increased by $2.0 million, or 80% year-over-year, to $4.5 million. Total revenue for the second quarter of 2016 and 2015 excluded revenue from sales of sorbion products of approximately $1.0 million and $648 thousand, respectively, that is included in discontinued operations following the Company’s sale of the sorbion product franchise. Total revenue growth from continuing operations was approximately 14% year-over-year on an organic basis. Sales of the Company’s products – including hydrogels, Biovance, TheraBond and MIST Therapy – increased by $1.7 million, or 82%, year-over-year. Revenue from MIST Therapy, acquired from Celleration, Inc. (“Celleration”) on May 29, 2015, was approximately $2.4 million in the second quarter of 2016.

Gross profit for the second quarter of 2016 was $2.9 million, or 64% of sales, compared to a gross profit of $1.3 million, or 52% of sales, last year. The increase in gross margin was due to products sales comprising a greater portion of the Company’s revenue. Product sales typically command higher gross profit margins than contract manufacturing sales. Gross margin on product sales was approximately 77% in the second quarter of 2016, unchanged from the same period last year. The Company expects gross profit to continue to increase as product sales become a higher proportion of total sales.

Total operating expenses for the second quarter of 2016 decreased by $8.9 million, or 92% year-over-year, to $787 thousand. The decrease in total operating expenses in the period was largely due to a $9.1 million decrease in fair value of Alliqua’s contingent consideration liability related to the Company’s acquisition of Celleration. Prior year operating expenses included approximately $915 thousand of acquisition-related expenses. Excluding the impacts of changes in contingent consideration and acquisition related expenses in both periods, operating expenses increased 16% year-over-year to $9.9 million driven by higher compensation and benefits expenses, primarily due to increased headcount compared to the prior year period and an increase in commissions related to increased revenue. This increase in compensation expense and headcount is largely due to the Company’s acquisition of Celleration.

Income from operations for the second quarter of 2016 was $2.1 million, compared to a loss of $8.4 million for the same period last year. Excluding the impacts of changes in contingent consideration and acquisition related expenses, loss from operations was approximately $7.0 million in the second quarter of fiscal 2016, compared to $7.2 million in the second quarter of 2015. Net income for the second quarter of 2016 was $5.2 million, or $0.18 per diluted share, compared to a net loss of $7.0 million, or ($0.32) per diluted share, for the same period last year. The change in net income over the prior year period was primarily due to changes in operating income. Net income in the second quarter of 2016 and 2015 included $3.8 million and $271 thousand, respectively, of income from discontinued operations related to the Company’s sale of its sorbion product franchise. Prior year net loss included an income tax benefit of $1.4 million resulting from the acquisition of Celleration.

Non-GAAP net loss from continuing operations for the second quarter of 2016 was $5.4 million, or ($0.19) per diluted share, compared to a non-GAAP net loss from continuing operations of $4.7 million, or ($0.21) per diluted share, for the same period last year. The Company defines non-GAAP net loss from continuing operations as its reported net loss (GAAP) excluding income tax expense (benefit), stock-compensation expense, one-time charges and other non-recurring operating costs and expenses, intangible asset amortization, change in fair value of contingent consideration, change in value of warrant liability and income from discontinued operations.

Six Months 2016 Results:

Total revenue from continuing operations for the six months ended June 30, 2016, increased by $4.4 million, or 108%, to $8.4 million, from $4.0 million for the six months ended June 30, 2015. Total revenue results for the six months ended June 30, 2016 and June 30, 2015 exclude $1.7 million and $1.2 million, respectively, of revenue from sales of sorbion products, recorded as discontinued operations following the Company’s sale of the sorbion product franchise.

Net loss for the six months ended June 30, 2016 and 2015, was $2.5 million, or $(0.09) per diluted share, and $14.7 million, or $(0.66) per diluted share, respectively. Non-GAAP net loss from continuing operations for the first six months of 2016 was $11.2 million, or $(0.41) per diluted share, compared to a non-GAAP net loss from continuing operations of $8.2 million, or $(0.37) per diluted share in the prior year period. The Company defines non-GAAP net loss from continuing operations as its reported net loss (GAAP) excluding income tax expense (benefit), stock-compensation expense, one-time charges and other non-recurring operating costs and expenses, intangible asset amortization, change in fair value of contingent consideration, change in value of warrant liability and income from discontinued operations.

Fiscal Year 2016 Revenue Outlook:

As updated in the Company’s press release on July 7, 2016, Alliqua expects total revenue of $20 million to $22 million for the fiscal year ending December 31, 2016. Excluding $1.7 million of revenue from sales of sorbion products, included in discontinued operations following the Company’s sale of the sorbion product franchise, Alliqua expects total revenue from continuing operations of approximately $18.3 million to $20.3 million.

The Company’s guidance on revenue from continuing operations represents growth in the range of approximately 50% to 67% over revenue from continuing operations of approximately $12.2 million for the fiscal year ended December 31, 2015. On a pro-forma basis, assuming Alliqua had recorded a full year of MIST Therapy revenue in fiscal year 2015, the Company’s revenue guidance represents growth in the range of approximately 13% to 25%. Revenue on a pro forma basis for the fiscal year ended December 31, 2015 was approximately $16.2 million.

Cash and Cash Equivalents:

As of June 30, 2016, the Company had cash and cash equivalents of approximately $12.6 million. This amount does not include the total consideration of $4.1 million from the BSN transaction. The Company received $3.5 million of these proceeds in July 2016 and expects to receive the balance of the proceeds in the third quarter of 2016. In July 2016, Alliqua used approximately $1.75 million of the proceeds of this transaction to reduce its outstanding debt balance with Perceptive Credit Opportunities Fund, L.P.

Conference Call:

The Company will host a teleconference at 8:00 a.m. Eastern Time on August 9th to discuss the results of the quarter, and to host a question and answer session. Those interested in participating in the call may dial 888-452-4023 (719-325-2455 for international callers) and provide access code 9341399 approximately 10 minutes prior to the start time. A live webcast of the call will be made available on the investor relations section of the Company's website at http://ir.alliqua.com.

For those unable to participate, a replay of the call will be available for two weeks at 888-203-1112 (719-457-0820 for international callers); access code 9341399. The webcast will be archived on the investor relations section of Alliqua’s website.

About Alliqua BioMedical, Inc.

Alliqua is a provider of advanced wound care solutions, committed to restoring tissue and rebuilding lives. Through its sales and distribution network, together with its proprietary products, Alliqua provides a suite of technological solutions to enhance the wound care practitioner's ability to deal with the challenges of healing both chronic and acute wounds.

Alliqua currently markets its line of dressings for wound care under the SilverSeal® and Hydress® brands, as well as its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology. The Company's Mist Therapy System® uses painless, noncontact low-frequency ultrasound to stimulate cells below the wound bed to promote the healing process. Alliqua also markets the human biologic wound care product, Biovance.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its hydrogel technology. Alliqua's electron beam production process, located at its 16,500 square foot Good Manufacturing Practice (GMP) manufacturing facility, allows Alliqua to custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries. The Company has locations in Yardley, PA, Langhorne, PA and Eden Prairie, MN.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K filed with the SEC, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS:
Current Assets:
Cash and cash equivalents	$12,572	$26,080
Accounts receivable, net	2,514	2,060
Inventory, net	3,128	2,275
Prepaid expenses and other current assets	646	942
Current assets of discontinued operations	533	1,315
Amount due from sale of assets	4,103	-
Total current assets	23,496	32,672
Improvements and equipment, net	2,291	1,847
Intangible assets, net	31,926	33,667
Goodwill	21,166	21,166
Other assets	173	173
Assets of discontinued operations - noncurrent	-	227
Total assets	$79,052	$89,752

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,117	$2,594
Accrued expenses and other current liabilities	3,042	3,071
Contingent consideration, current	1,359	2,573
Current portion of long-term debt, net	1,780	-
Warrant liability	199	861
Current liabilities of discontinued operations	111	103
Total current liabilities	8,608	9,202
Long-term debt, net	10,776	12,126
Contingent consideration, long-term	1,792	14,455
Deferred tax liability	1,474	1,468
Other long-term liabilities	361	76
Total liabilities	23,011	37,327

Commitments and Contingencies

Stockholders' Equity
Preferred Stock, par value $0.001 per share, 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock, par value $0.001 per share, 95,000,000 shares authorized; 29,674,609 and 27,668,913 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	30	28
Additional paid-in capital	154,581	148,457
Accumulated deficit	(98,570)	(96,060)
Total stockholders' equity	56,041	52,425
Total liabilities and stockholders' equity	$79,052	$89,752

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenue, net of returns, allowances and discounts	$4,467	$2,488	$8,424	$4,049

Cost of revenues	1,599	1,190	3,189	2,223

Gross profit	2,868	1,298	5,235	1,826

Operating expenses
Selling, general and administrative	9,551	8,230	19,509	14,508
Research and product development	328	279	527	300
Acquisition-related	-	915	-	2,861
Change in fair value of contingent consideration liability	(9,092)	265	(8,730)	373
Total operating expenses	787	9,689	11,306	18,042

Income (loss) from operations	2,081	(8,391)	(6,071)	(16,216)

Other income (expense)
Interest expense	(653)	(233)	(1,271)	(233)
Interest income	7	13	15	19
Change in fair value of warrant liability	(75)	(90)	662	(78)
Total other expense	(721)	(310)	(594)	(292)

Income (loss) from continuing operations before tax	1,360	(8,701)	(6,665)	(16,508)

Income tax (expense) benefit	(3)	1,440	(6)	1,437

Income (loss) from continuing operations	1,357	(7,261)	(6,671)	(15,071)

Discontinued operations:
Income from discontinued operations, net of tax of $0 for the three and six months ended June 30, 2016 and 2015	504	271	850	420
Gain on sale of assets, net of tax of $0 for the three and six months ended June 30, 2016 and 2015	3,311	-	3,311	-
Income from discontinued operations, net of tax	3,815	271	4,161	420

Net income (loss)	$5,172	$(6,990)	$(2,510)	$(14,651)

Net income (loss) per basic common share:
Income (loss) from continuing operations	$0.05	$(0.33)	$(0.24)	$(0.68)

Income from discontinued operations	0.02	0.01	0.03	0.02
Gain on sale of assets	0.11	-	0.12	-
Total	0.13	0.01	0.15	0.02
Net income (loss) per basic common share	$0.18	$(0.32)	$(0.09)	$(0.66)

Net income (loss) per diluted common share:
Income (loss) from continuing operations	$0.05	$(0.33)	$(0.24)	$(0.68)

Income from discontinued operations	0.02	0.01	0.03	0.02
Gain on sale of assets	0.11	-	0.12	-
Total	0.13	0.01	0.15	0.02
Net income (loss) per diluted common share	$0.18	$(0.32)	$(0.09)	$(0.66)

Weighted average shares used in computing net income (loss) per common share:
Basic	28,169,843	22,108,703	27,731,465	22,103,377
Diluted	28,568,600	22,108,703	27,731,465	22,103,377

Use of Non-GAAP Financial Measures

We present these non-GAAP measures because we believe these measures are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as a measure of our operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.

The Company has presented the following non-GAAP financial measures in this press release: non-GAAP net loss from continuing operations and non-GAAP net loss from continuing operations per share. The Company defines non-GAAP net loss from continuing operations as its reported net loss (GAAP) excluding income tax expense (benefit), stock-compensation expense, one-time charges and other non-recurring operating costs and expenses, intangible asset amortization, change in fair value of contingent consideration, change in value of warrant liability and income from discontinued operations.

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES

Reconciliation of GAAP results to Non-GAAP results from continuing operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(U.S. dollars in thousands)	2016	2015	2016	2015
Table of Reconciliation from GAAP Net Income/(Loss) to Non-GAAP Net Income/(Loss) from Continuing Operations
GAAP Net Income/(Loss)	$5,172	$(6,990)	$(2,510)	$(14,651)
Stock-based compensation	1,374	2,291	3,080	4,323
Acquisition related expenses	-	915	-	2,861
Intangible asset amortization	870	415	1,740	629
Change in fair value of contingent consideration	(9,092)	265	(8,730)	373
Change in fair value of warrant liability	75	90	(662)	78
Income tax expense (benefit)	3	$(1,440)	6	$(1,437)
Income from discontinued ops, net	$(3,815)	$(271)	$(4,161)	$(420)
Non-GAAP Net Income/(Loss) from Continuing Operations	$(5,413)	$(4,725)	$(11,237)	$(8,244)

Table Comparing GAAP Diluted Net Income/(Loss) Per Common Share to Non-GAAP Diluted Net Income/(Loss) from Continuing Operations Per Common Share
GAAP diluted net income/(loss) per common share	$0.18	$(0.32)	$(0.09)	$(0.66)
Non-GAAP diluted net income/(loss) from continuing operations per common share	$(0.19)	$(0.21)	$(0.41)	$(0.37)
Shares used in computing GAAP net income/(loss) per common share & Non-GAAP diluted net income/(loss) from continued operations per common share	28,568,600	22,108,703	27,731,465	22,103,277

Investor Relations:

Westwicke Partners on behalf of Alliqua BioMedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com